Exhibit g12

AMENDMENT TO MASTER CUSTODIAN AGREEMENT

THIS AMENDMENT TO THE MASTER CUSTODIAN AGREEMENT (the “Amendment”) is dated as of April 17, 2025, and effective as of January 1, 2025, by and among each management investment company identified on Appendix A thereto (each, the “Fund” and collectively, the “Funds”), and State Street Bank and Trust Company, a Massachusetts trust company (the “Custodian”).

WITNESSETH:

WHEREAS, the Funds and the Custodian are parties to that certain Master Custodian Agreement dated as of January 17, 2020, and effective as of April 1, 2019, as amended, modified or supplemented from time to time (the “Agreement”); and

WHEREAS, the Funds and the Custodian desire to amend and supplement the Agreement upon the following terms and conditions.

NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Funds and the Custodian hereby agree as follows:

1.	Section 16.1 Term is hereby amended to read:

“This Agreement shall remain in full force and effect for an initial term ending January 1, 2029 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms unless a written notice of non-renewal is delivered by the non-renewing party no later than sixty (60) days prior to the expiration of the Initial Term or any renewal term, as the case may be. A written notice of non-renewal may be given as to a Fund or a Portfolio.”

2.	Section 20.11 Confidentiality is hereby amended by inserting the following at the end:

“Each party may store confidential information with third-party providers of information technology services, and permit access to confidential information by such providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support. Such confidential information must be disclosed under obligations of confidentiality pursuant to this Section 20.11.”

3.	New Section 20.20 is hereby added to read:

Section 20.20 Qualified Financial Contracts. In the event that a Fund is domiciled and organized outside of the United States, such Fund and the Custodian hereby agree to be bound by the terms of the QFC addendum attached hereto as Appendix B.

4.	Appendix A shall be replaced in its entirety by the Appendix A attached hereto and incorporated herein by this reference.

5.	New Appendix B is attached hereto and incorporated herein by this reference.

Exhibit g12

6.

General Provisions. This Amendment will at all times and in all respects be construed, interpreted, and governed by the laws of The Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions thereof. This Amendment may be executed in any number of counterparts, each constituting an original and all considered one and the same agreement. This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other. Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.

[Signature Page Follows]

Exhibit g12

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Suzanne M. Hinckley

Name:	Suzanne M. Hinckley

Title:	SVP

DOMINI INVESTMENT TRUST On behalf of each Fund set forth on Appendix A

By:	/s/ CM Laible

Name:	Carole M. Laible

Title:	President

Exhibit g12

APPENDIX A

TO

MASTER CUSTODIAN AGREEMENT

LIST OF MANAGEMENT INVESTMENT COMPANIES AND PORTFOLIOS THEREOF

Domini Investment Trust:

Domini Impact Equity Fund

Domini Impact Bond Fund

Domini Impact International Equity Fund

Domini Sustainable Solutions Fund

This Appendix A reflects the removal of Domini International Opportunities Fund from the Agreement as of March 21, 2025.

Exhibit g12

APPENDIX B

TO

MASTER CUSTODIAN AGREEMENT

QFC Addendum

Opt-In to U.S. Special Resolution Regime. Notwithstanding anything to the contrary in this Agreement or any other agreement, the parties hereto expressly acknowledge and agree that:

(a)   In the event the Custodian becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer or assignment of this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) by the Custodian will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) were governed by the laws of the United States or a state of the United States; and

(b)   In the event the Custodian or an Affiliate of the Custodian becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to this Agreement that may be exercised against the Custodian are permitted to be exercised to no greater extent than the Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) were governed by the laws of the United States or a state of the United States.

Adherence to the ISDA Protocol. At such times as the parties to this Agreement have adhered to the ISDA Protocol and this Agreement is or is deemed modified or amended by the ISDA Protocol, the terms of the ISDA Protocol will supersede the terms of this QFC Addendum as included as part of this Agreement, and in the event of any inconsistency between this QFC Addendum and the ISDA Protocol, the ISDA Protocol will prevail.

Definitions. As used in this QFC Addendum:

“Affiliate” has the meaning given in section 2(k) of the Bank Holding Company Act (12 U.S.C. §1841(k)) and section 225.2(a) of the Federal Reserve Board’s Regulation Y (12 CFR § 225.2(a)).

“Default Right” means any:

(i) right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend,

Exhibit g12

delay, or Exhibit g12 defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(ii) right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure.

“ISDA” refers to the International Swaps and Derivatives Association, Inc.

“ISDA Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol as published by ISDA as of July 31, 2018.

“U.S. Special Resolution Regime” means the Federal Deposit Insurance Act (12 U.S.C. §1811–1835a) and regulations promulgated thereunder and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. § 5381–5394) and regulations promulgated thereunder.